Exhibit 17.3

                  Written Consent of the Board of Directors of
                              Nature of Beauty Ltd

The undersigned, acting pursuant to Nevada General Corporation Law, being all of the directors of the above named Nevada corporation (the "Corporation"), hereby adopt the following resolutions and certift that the resolutions are true, correct and properly adopted by unanimous consent, which consent is evidenced by the acceptance and subscription by each board member following below:

WHEREAS, the Corporation has a need for a Director to replace Miss Olga Malitski in response to her resignation and the resignation of Alexander Ishutkin; and Darrin Holman is nominated for the position of Board Chairman and sole director of the Company;

WHEREAS, the Corporation would be better served to move its main office to an area better served and more convenient to effect administrative matters,

WHEREAS, Ms Olga Malitski and Mr. Alexander Ishutkin have submitted their resignations from all positions with the Company,

NO THEREFORE, IT IS RESOLVED,

(a) The Corporation hereby accepts the nomination and appoints Darrin Holman as Board Chairman and sole director effective upon receipt of his written acceptance to such position,

(b) That the Company move its corporate offices to a location designated by the newly appointed director,

(c) That the Company accept the resignations of Olga Malitski and Alexander Ishutkin, effective July 14, 2009.

FURTHER RESOLVED, that the Chief Executive Officer, the Board Chairman or their designee(s) shall be and is directed to execute, in the Corporation's name and place, such contracts, agreements, notices, letters of direction and other documents to effectuate and carry out this action.

The undersigned certify that they constitute the Board of Directors of the Corporation. Executed and Dated as of the 14th day of July 2009.


/s/ Olga Malitski
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Olga Malitski


/s/ Alexander Ishutkin
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Alexander Ishutkin